Exhibit 99.1

Amarin Provides Update on VAZKEPA® (icosapent ethyl) Pricing Negotiations in Germany

Frankfurt am Main, August 19, 2022 – Amarin Deutschland GmbH today announced that after the conclusion of the fourth and final round of negotiations with the National Association of Statutory Health Insurance Funds (Spitzenverband der gesetzlichen Krankenversicherungen – GKV-SV), a viable agreement on the reimbursement price of Vazkepa® (icosapent ethyl) in Germany could not be reached, despite Amarin’s best efforts to find a solution in the interest of cardiovascular patients across the country. As previously indicated by the company, the matter is now moving to the Arbitration Board for a final decision.

As a result of the negotiation outcome with the GKV-SV, Amarin Deutschland GmbH has been forced to suspend the supply of its only product, Vazkepa in Germany, and discontinue its German business operations. This unavoidable measure will be implemented as of September 1st, 2022.

Amarin Deutschland GmbH is disappointed by this outcome as it strongly believes that Vazkepa offers significant medical benefits to adult high-risk patients with cardiovascular disease and triglyceride levels of ≥ 150 mg/dL (1.7 mmol/L) throughout Germany1, as demonstrated by the results of the REDUCE-IT study2. These results were also recognized by the European Medicines Agency (EMA) and led to a positive benefit assessment in several European countries such as France, the Netherlands, Sweden and the UK. Vazkepa has received final positive reimbursement decision and pricing in Sweden and the UK.

In the ranking of cause-of-death statistics, for decades, cardiovascular diseases (CVDs) are the leading cause of death in Germany. In 2020, 985.572 people died in Germany from any cause, wherein CVDs were responsible for 34.3% of these deaths; 18.3 % occurred among women and 16.0 % among men (Destatis 2020)3. Apart from mortality, CVD related morbidity causes an important burden of quality of life lost in Germany.

“We deeply regret having to take this drastic decision at a critical time where high-risk cardiovascular patients in Germany are essentially being denied a medically effective therapeutic option that other European health authorities have recognized as being valuable in the fight against cardiovascular disease,” said Laurent Abuaf, Senior Vice President and President Europe of Amarin Corporation.

[1]	Vazkepa® (icosapent ethyl): Summary of Product Characteristics. Available from:
https://www.ema.europa.eu/en/documents/product-information/vazkepa-epar-product-information_en.pdf [accessed August 2022]
[2]	Bhatt DL, Steg PG, Miller M, et al. Cardiovascular Risk Reduction with Icosapent Ethyl for Hypertriglyceridemia. N Engl J Med. 2019;380(1):11-22.
[3]	https://www.destatis.de/DE/Themen/Gesellschaft-Umwelt/Gesundheit/Todesursachen/Tabellen/gestorbene_anzahl.html

“For Amarin, which commercializes one single product, it is simply not economically viable to keep Vazkepa on the market in Germany given the outcomes of the G-BA assessment earlier this year, and the subsequent GKV-SV pricing negotiations,” said Abuaf.

Following local German legislation which allows re-submission of a pricing and reimbursement dossier with new data, Amarin plans to resubmit once we have a new dossier ready.

Today’s announcement in Germany has no impact on Amarin’s commercial activities in other European countries, nor on its ongoing market access discussions throughout Europe. The Company remains confident and resolute in its commitment to bringing Vazkepa to as many eligible patients across the continent as possible. The Company continues to focus on building on the important progress it has made in other key markets across Europe, and we look forward to advancing these opportunities in the weeks and months to come.

For physicians in Germany who are interested in continuing the treatment of their patients with Vazkepa®, a step-by-step guide is available at https://www.deutschesapothekenportal.de/download/public/arbeitshilfen/dap_arbeitshilfe _54.pdf

In addition, Amarin Deutschland GmbH recommends that treating physicians contact an international pharmacy in their vicinity to discuss options to secure treatment for their patients.

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